                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



                          DATE OF REPORT: JUNE 5, 1998
                        (DATE OF EARLIEST EVENT REPORTED)



                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)




     NEVADA                       33-69274                   75-1494591
   (STATE OF                (COMMISSION FILE NO.)          (IRS EMPLOYER
 INCORPORATION)                                          IDENTIFICATION NO.)

                2500 WINDY RIDGE PARKWAY, ATLANTA, GEORGIA 30339
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                 (770) 989-3000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

     ITEM 1.  CHANGES IN CONTROL OF REGISTRANT

         On June 5, 1998, Coca-Cola Enterprises Inc. ("CCE") became the holder of all of the issued and outstanding stock of The Coca-Cola Bottling Group (Southwest), Inc. (the "Company"). This was accomplished by a merger of a wholly owned subsidiary of CCE into the Company's parent corporation, followed by the merger of the Company's parent corporation into CCE. This resulted in the Company's becoming a wholly owned subsidiary of CCE. The total transaction value (purchase price and acquired debt) for the acquisition of the Company and for the Company's subsequent acquisition of the remaining stock of Texas Bottling Group, Inc. ("TBG") not already owned by the Company (described in Item 2, below) was approximately $1.1 billion. Shareholders of the Company received a combination of cash and common stock of CCE in exchange for their shares. The cash portion of the consideration was funded by CCE's issuance of commercial paper. The following were the shareholders of the Company's parent prior to the merger:

                      CCBG

 Stock Management Limited Partnership
                      Robert K. Hoffman
                      Richard E. Hoffman
                      Citicorp North America, Inc.
                      The Prudential Insurance Company of America
                      Pruco Life Insurance Company
                      Coca-Cola Trust, K.C.
                      Overend Capital, Ltd.
                      Richard C. Ware II
                      Robert W. Decherd

     ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

         On June 5, 1998, after the Company had become a wholly owned subsidiary of CCE, the Company completed a share exchange with TBG. The Company had previously owned 49% of the outstanding common stock of TBG. This transaction was part of the acquisition of both the Company and TBG by CCE. The purchase price for the acquisition by the Company of the remaining 51% ownership of TBG was approximately $167 million. Shareholders of TBG received common stock of CCE in exchange for their shares.

     ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)   Financial Statements of Business Acquired

               Texas Bottling Group, Inc. and Subsidiary Financial Statements -
                  for the years ended December 31, 1997, 1996 and 1995:

                     Report of Independent Public Accountants
                     Consolidated Balance Sheets
                     Consolidated Statements of Income
                     Consolidated Statements of Stockholders' Equity Consolidated Statements of Cash Flows
                     Notes to Consolidated Financial Statements

               Texas Bottling Group, Inc. and Subsidiary Financial Statements -
                  for the quarters ended March 31, 1998 and 1997:

                     Consolidated Balance Sheets
                     Consolidated Statement of Income
                     Consolidated Statement of Cash Flows
                     Notes to Consolidated Financial Statements

         (b)   Pro Forma Financial Information:

               The Coca-Cola Bottling Group (Southwest), Inc. Pro Forma Combined
                  Condensed Financial Information-for the quarter ended March 31, 1998 and for the year ended December 31, 1998 (unaudited):

                     Introductory Information
                     Pro Forma Combined Condensed Statement of Operations for
                         the Quarter Ended March 31, 1998
                     Pro Forma Combined Condensed Statement of Operations for
                         the Year Ended December 31, 1997
                     Pro Forma Combined Condensed Balance Sheet as of March 31,
                         1998
                     Notes to Unaudited Pro Forma Combined Condensed Financial
                         Information

         (c)   Exhibits

               2.1 Agreement of Merger dated June 5, 1998, by and among Coca-Cola Enterprises Inc., Texa-Cola Acquisition Company and CCBG Corporation.*

               2.2 Share Exchange Agreement dated June 5, 1998, by and among Coca-Cola Enterprises Inc., the Company and Texas Bottling Group, Inc.*




------------------------
* An index of all exhibits to these Agreements are included in the Agreements immediately following the Agreements' Index of Defined Terms. The contents of the Disclosure Schedules to the Agreements are identified in the text, wherever reference is made to the Disclosure Schedules. Neither the exhibits nor the Disclosure Schedules are filed with this report, but a copy of any omitted exhibit or portion of the Disclosure Schedules will be furnished supplementally to the Commission upon its request.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC. (Registrant)





Date:    August 17, 1998         /s/ Lowry F. Kline
                                 --------------------
                                 Lowry F. Kline
                                 Executive Vice President,
                                 General Counsel and Secretary

                          INDEX TO FINANCIAL STATEMENTS



                                                                                                  PAGE
                                        FINANCIAL STATEMENTS                                     NUMBERS
                                     ----------------------------                              ----------
      Texas Bottling Group, Inc. and Subsidiary Financial Statements - for the years ended December 31, 1997, 1996 and 1995:
             Report of Independent Public Accountants........................................     F-1
             Consolidated Balance Sheets.....................................................     F-2
             Consolidated Statements of Income...............................................     F-4
             Consolidated Statements of Stockholders' Equity.................................     F-5
             Consolidated Statements of Cash Flows...........................................     F-6
             Notes to Consolidated Financial Statements......................................     F-8

      Texas Bottling Group, Inc. Financial Statements - for the quarters ended
         March 31, 1998 and 1997:
             Consolidated Balance Sheets.....................................................     F-19
             Consolidated Statement of Income................................................     F-21
             Consolidated Statement of Cash Flows............................................     F-22
             Notes to Consolidated Financial Statements......................................     F-23

      The Coca-Cola Bottling Group (Southwest), Inc. Pro Forma Combined
         Condensed Financial Information - for the quarter ended March 31, 1998 and for the year ended December 31, 1997 (unaudited):
             Introductory Information........................................................     PF-1
             Pro Forma Combined Condensed Statement of Operations for
                the Quarter Ended March 31, 1998.............................................     PF-3
             Pro Forma Combined Condensed Statement of Operations for
                the Year Ended December 31, 1997.............................................     PF-4
             Pro Forma Combined Condensed Balance Sheet as of March 31, 1998.................     PF-5
             Notes to Unaudited Pro Forma Combined Condensed Financial Information...........     PF-6

                              FINANCIAL STATEMENTS

                   Texas Bottling Group, Inc. and Subsidiary
                              Financial Information
              for the years ended December 31, 1997, 1996 and 1995

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Texas Bottling Group, Inc.:

We have audited the accompanying consolidated balance sheets of Texas Bottling Group, Inc. (a Nevada corporation) and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Bottling Group, Inc. and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                           ARTHUR ANDERSEN LLP



Dallas, Texas,
  March 12, 1998

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY


            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1996 AND 1997
                   (Amounts in Thousands, Except Share Data)

                    ASSETS                                 1996           1997
                    ------                               --------       --------
CURRENT ASSETS:
 Cash and cash equivalents                               $    636       $    475
 Receivables-
  Trade accounts, net of allowance for doubtful
    accounts of $544 and $601 in 1996 and 1997             21,349         20,615
  Other                                                     3,280          3,097
                                                         --------       --------

   Total receivables, net                                  24,629         23,712

 Inventories                                                9,327          9,904
 Prepaid expenses and other                                 1,498          1,840
 Deferred tax asset                                         9,645          8,457
                                                         --------       --------

   Total current assets                                    45,735         44,388
                                                         --------       --------

PROPERTY, PLANT, AND EQUIPMENT:
 Land                                                       4,866          4,751
 Buildings and improvements                                20,819         20,429
 Machinery and equipment                                   16,393         17,164
 Vehicles                                                  16,662         18,641
 Vending equipment                                         27,215         33,578
 Furniture and fixtures                                     5,500          6,034
                                                         --------       --------

                                                           91,455        100,597

 Less- Accumulated depreciation and amortization          (50,312)       (57,287)
                                                         --------       --------

   Property, plant, and equipment, net                     41,143         43,310
                                                         --------       --------

OTHER ASSETS:
 Franchise rights, net of accumulated amortization
  of $36,140 and $39,783 in 1996 and 1997                 109,362        105,718
 Goodwill, net of accumulated amortization of $17,455
  and $19,183 in 1996 and 1997, respectively               51,676         49,949
                                                         --------       --------
   Franchise rights and goodwill                          161,038        155,667
 Deferred financing costs and other assets, net
  of accumulated amortization of $2,335 and $2,670
  in 1996 and 1997                                          7,852          7,066
 Deferred tax asset                                           355              -
                                                         --------       --------

   Total other assets                                     169,245        162,733
                                                         --------       --------

   Total assets                                          $256,123       $250,431
                                                         --------       --------
                                                         --------       --------

The accompanying notes are an integral part of these consolidated balance sheets.

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

            CONSOLIDATED BALANCE SHEETS--DECEMBER 31, 1996 AND 1997
                   (Amounts in Thousands, Except Share Data)


     LIABILITIES AND STOCKHOLDERS' EQUITY                  1996           1997
     ------------------------------------                --------       --------
CURRENT LIABILITIES:
 Accounts payable                                        $ 15,276       $ 15,612
 Accrued payroll                                              793            845
 Accrued insurance                                          3,342          2,557
 Accrued interest                                           1,364          1,383
 Contribution to employees' benefit plans                   2,158          2,026
 Current maturities of long-term debt                      16,500            737
                                                         --------       --------

   Total current liabilities                               39,433         23,160
                                                         --------       --------

LONG-TERM DEBT, net of current maturities                 203,000        214,867

OTHER LIABILITIES                                           3,864          3,005

DEFERRED TAX LIABILITY                                          -          2,067

POSTRETIREMENT BENEFIT OBLIGATION                           6,157          6,117

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Common stock Class A, $2 par value; 1,100,249 shares
  authorized; 541,916 issued and outstanding as of
  December 31, 1996 and 1997                                1,084          1,084
 Common stock Class B, $2 par value; 228,357 shares
  authorized, issued and outstanding (convertible to
  558,332 shares of Class A) as of December 31, 1996
  and 1997                                                    457            457
 Additional paid-in capital                                43,459         43,459
 Retained deficit                                         (41,331)       (43,785)
                                                         --------       --------

   Total stockholders' equity                               3,669          1,215
                                                         --------       --------

   Total liabilities and stockholders' equity            $256,123       $250,431
                                                         --------       --------
                                                         --------       --------


The accompanying notes are an integral part of these consolidated balance sheets.

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY


                       CONSOLIDATED STATEMENTS OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
                            (Amounts in Thousands)


                                                           1995           1996           1997
                                                         --------       --------       --------
NET REVENUES                                             $215,095       $220,796       $217,508

COSTS AND EXPENSES:
 Cost of goods sold (exclusive of depreciation
  shown below)                                            117,233        119,336        116,258
 Selling, general, and administrative                      50,154         52,359         57,840
 Depreciation and amortization                             11,548         12,816         14,444
                                                         --------       --------       --------

  Operating income                                         36,160         36,285         28,966

INTEREST:
 Interest on debt                                         (20,250)       (18,006)       (17,797)
 Deferred financing cost                                     (584)          (572)          (572)
 Interest income                                              372            208             65
                                                         --------       --------       --------

                                                          (20,462)       (18,370)       (18,304)

OTHER INCOME, net                                             185            348            174
                                                         --------       --------       --------

  Income before taxes and extraordinary item               15,883         18,263         10,836

INCOME TAX BENEFIT (PROVISION)                             12,675         (2,971)        (3,890)
                                                         --------       --------       --------

  Income before extraordinary item                         28,558         15,292          6,946

EXTRAORDINARY ITEM, net of income tax
    benefit of $39 in 1995                                    (72)             -              -
                                                         --------       --------       --------

 Net income                                              $ 28,486       $ 15,292       $  6,946
                                                         --------       --------       --------
                                                         --------       --------       --------

 The accompanying notes are an integral part of these consolidated statements.

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
                            (Amounts in Thousands)

                                                             Common Stock         Additional
                                                         ---------------------      Paid-In       Retained
                                                         Class A       Class B      Capital       Deficit
                                                         -------       -------    -----------    ---------
BALANCE, December 31, 1994                                1,084          457         43,459       (68,886)

 Net income                                                -              -            -           28,486

 Dividends paid                                            -              -            -           (7,823)
                                                         ------         ----        -------      --------

BALANCE, December 31, 1995                                1,084          457         43,459       (48,223)

 Net income                                                -              -            -           15,292

 Dividends paid                                            -              -            -           (8,400)
                                                         ------         ----        -------      --------

BALANCE, December 31, 1996                                1,084          457         43,459       (41,331)

 Net income                                                -              -            -            6,946

 Dividends paid                                            -              -            -           (9,400)
                                                         ------         ----        -------      --------

BALANCE, December 31, 1997                               $1,084         $457        $43,459      $(43,785)
                                                         ------         ----        -------      --------
                                                         ------         ----        -------      --------


 The accompanying notes are an integral part of these consolidated statements.

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
                            (Amounts in Thousands)

                                                          1995             1996           1997
                                                        ---------        --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                             $  28,486        $ 15,292       $  6,946
 Adjustments to reconcile net income to net cash
  provided by operating activities-
   Extraordinary item                                         111            -              -
   Depreciation and amortization                           11,548          12,816         14,444
   Provision for bad debts                                    240             240            302
   Deferred tax (benefit) provision                       (12,800)          2,800          3,610
   Amortization of deferred financing costs                   584             572            572
   Deferred compensation                                      846           1,193            780
   Change in assets and liabilities, excluding effects
    of extraordinary item:
     Receivables                                           (5,477)         (2,176)           615
     Inventories                                           (1,105)         (1,143)          (577)
     Prepaid expenses                                         174            (857)          (342)
     Accounts payable                                       7,368          (1,625)           336
     Accrued expenses                                      (2,536)         (2,105)          (714)
     Contribution to employees' benefit plans                  12            (146)          (132)
     Other liabilities                                        318             125         (1,639)
     Postretirement benefit obligation                         30             123            (40)
     Other                                                    203            -                 0
                                                        ---------        --------       --------

    Net cash provided by operating activities              28,002          25,109         24,161
                                                        ---------        --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant, and equipment               (9,802)        (10,887)       (10,530)
 Other noncurrent assets acquired                            -             (3,050)          (496)
                                                        ---------        --------       --------

    Net cash used by investing activities                  (9,802)        (13,937)       (11,026)
                                                        ---------        --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings under line of credit                         -              4,000         12,604
 Payments on long-term debt                                (7,500)        (12,000)       (16,500)
 Proceeds from issuance of long-term debt, net            113,844            -              -
 Retirements of long-term debt                           (116,500)           -              -
 Purchase of interest rate cap                               (490)           -              -
 Payment of dividends                                      (7,823)         (8,400)        (9,400)
                                                        ---------        --------       --------

    Net cash used by financing activities                 (18,469)        (16,400)       (13,296)
                                                        ---------        --------       --------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                                 (269)         (5,228)          (161)

CASH AND CASH EQUIVALENTS, beginning of year                6,133           5,864            636
                                                        ---------        --------       --------

CASH AND CASH EQUIVALENTS, end of year                  $   5,864        $    636       $    475
                                                        ---------        --------       --------
                                                        ---------        --------       --------

 The accompanying notes are an integral part of these consolidated statements.

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997
                            (Amounts in Thousands)



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                      1995           1996           1997
                                                     -------        -------        -------
Cash paid during the year for:
 Interest                                            $22,276        $19,707        $17,739
 Income taxes                                           -              -               385






 The accompanying notes are an integral part of these consolidated statements.

                   TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          DECEMBER 31, 1996 AND 1997



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The consolidated financial statements include the accounts of Texas Bottling Group, Inc., a Nevada corporation (the "Company"), and its wholly owned subsidiary, Coca-Cola Bottling Company of the Southwest, a Nevada corporation ("San Antonio Coke"). The Company primarily bottles and distributes soft drinks in its franchise territories (food service operations are not material) in central and southern Texas, including the cities of San Antonio and Corpus Christi. All material intercompany balances and transactions have been eliminated in consolidation.

Certain Risk Factors

The Company is highly leveraged and will require substantial amounts of cash to fund scheduled payments of principal and interest on its outstanding debt and future capital expenditures. The Company's ability to service its debt in the future, maintain adequate working capital, and make required or planned capital expenditures will depend on its ability to generate sufficient cash from operations. Management is of the opinion that the Company will generate sufficient cash flow to meet its obligations or that alternative financing will be available.

REVENUE RECOGNITION

Revenue is recognized from bottling operations when the product is delivered. Vending operations recognize revenue when cash is collected.

CASH AND CASH EQUIVALENTS

The Company considers investments with original maturities of three months or less to be cash equivalents.

INVENTORIES

Inventories include the costs of materials and direct labor and manufacturing overhead, when applicable, and are valued at the lower of first-in, first-out cost or market, except for repair parts and supplies, which are valued at cost. Inventories as of December 31, 1996 and 1997, are summarized as follows (in thousands):

                                                 1996      1997
                                                ------    ------
         Raw materials                          $3,351    $3,597
         Finished goods                          4,940     4,852
         Repair parts and supplies               1,036     1,455
                                                ------    ------
                                                $9,327    $9,904
                                                ------    ------
                                                ------    ------

PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is stated at cost. Expenditures for maintenance and repairs are charged to expense when incurred. The cost of assets retired or sold, and the related amounts of accumulated depreciation are removed from the accounts, and any gain or loss is included in other income. Depreciation is determined using the straight-line method over the estimated useful lives of the assets as follows:

          Buildings and improvements       3 - 25 years
          Machinery and equipment          3 - 10 years
          Vehicles                         3 - 10 years
          Vending equipment                2 - 10 years
          Furniture and fixtures           2 - 10 years


RETURNABLE CAN TRAYS AND SHELLS

Returnable can trays and shells are carried in other assets at amortized cost. The cost of can trays and shells in excess of deposit value is amortized on a straight-line basis over three years.

FRANCHISE RIGHTS AND GOODWILL

Franchise rights and goodwill represent the cost in excess of the fair value of tangible assets acquired. The Company views franchise rights and goodwill as a single intangible asset that is being amortized over a period of 40 years. The Company established separate values for franchise rights and for goodwill. The Company annually evaluates its carrying value and expected period of benefit of franchise rights and goodwill in relation to its expected future undiscounted cash flows. If the carrying value were determined to be in excess of expected future cash flows, franchise rights and goodwill would be reduced to fair market value. Expected future cash flows exceeded those amounts recorded in the consolidated financial statements.

INCOME TAXES

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities and operating loss and tax credit carryforwards for tax purposes. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with current year presentation.

USE OF ESTIMATES

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

NEW ACCOUNTING PRONOUNCEMENTS

The Financial Accounting and Standards Board has issued Statement of Financial Accounting Standard (SFAS) No. 129, "Disclosure of Information About Capital Structure," SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These statements become effective during 1998 and are not expected to have a significant effect on the financial position of the Company.

2.  DEBT:

On March 11, 1998, the Company entered into a new credit agreement (the "1998 Senior Credit Facility") with a group of banks. The 1998 Senior Credit Facility provides the Company a revolving credit facility (the "1998 Revolver") under which the Company may borrow up to $230 million. As required by the 1998 Senior Credit Facility, the proceeds of the 1998 Revolver shall be used to refinance existing indebtedness or as allowed under the new credit agreement.

The 1998 Revolver shall bear interest at a rate equal to either LIBOR plus 0.375% to 1.0% or the Alternate Base Rate, as defined. Interest rates and commitment fees on the 1998 Revolver are subject to change, depending on the ratio of total debt to earnings, as defined, at the end of each calendar quarter. Interest payments are payable quarterly or as defined on the 1998 Revolver. The Company must pay a commitment fee of 0.18% to 0.275% of the average daily unused committed amount of the 1998 Revolver. Additionally, the Company paid an underwriting fee equal to 0.5% of the entire amount of the 1998 Senior Credit Facility at closing. This fee was approximately $1.15 million and will be amortized over the life of the 1998 Bank Credit Agreement.

Under the 1998 Senior Credit Facility, the group of banks received a first priority perfected security interest in all of the existing and future capital stock of the Coca-Cola Bottling Company of the Southwest and its subsidiaries for the 1998 Revolver. Upon the fourth consecutive fiscal quarterly determination of total debt to earnings, as defined, of not greater than 4.5 to 1, the Company may elect unsecured status.

The 1998 Senior Credit Facility is subject to certain restrictive covenants that among other restrictions require maintenance of minimum ratios of debt to earnings, as defined, maintenance of earnings to fixed charges, as defined, and limitations of capital expenditures. The 1998 Bank Credit Agreement permits the payment of dividends and other distributions to shareholders so long as no default exists.

In March 1998, the Company used proceeds from the 1998 Senior Credit Facility to repay amounts outstanding, as described below, related to the Variable Term Loan, the Revolver and other debt. Additionally, in March 1998, the Company initiated the repurchase of a portion of its 9% Senior Subordinated Notes. The Company intends to repurchase the remainder of the 9% Senior Subordinated Notes
by December 1998.   This will result in an after-tax loss that will be recorded as an extraordinary item in the financial results for the year ended December 31, 1998. The extraordinary charge will include all unamortized costs, including unamortized costs related to the 1995 interest rate cap agreement (Note 4), of approximately $1.1 million related to debt repaid during 1998 and any unamortized costs and premium paid on the early extinguishment of the 9% Senior Subordinated Notes.

Long-term debt and related collateral consists of the following as of December 31, 1996 and 1997 (in thousands):

                                                                     December 31,
                                                                --------------------
                                                                  1996        1997
                                                                --------    --------
     9% Senior Subordinated Notes - unsecured, due
     November 15, 2003; interest is payable semiannually on
     May 15 and November 15                                     $120,000    $120,000

     Variable Term Loan - due in quarterly installments
     through March 31, 2003                                       95,500      79,000

         Borrowings under revolving credit facility                4,000       8,000

         Other                                                       -         8,604
                                                                --------    --------

         Total debt                                              219,500     215,604

         Less- Current maturities                                 16,500         737
                                                                --------    --------

         Total long-term debt                                   $203,000    $214,867
                                                                --------    --------
                                                                --------    --------

Principal payments for maturities of long-term debt, after giving effect to the 1998 Senior Credit Facility, for the next five years are as follows as of December 31, 1997 (in thousands):

               1998                           $    737
               1999                                798
               2000                                866
               2001                                937
               2002                                528
               Thereafter                      211,738
                                              --------
                                              $215,604
                                              --------
                                              --------

VARIABLE TERM LOAN AND REVOLVER

In April 1995, the Company entered into a loan agreement with Texas Commerce Bank National Association as agent for a syndicate of financial institutions. The agreement provided for a $115 million term loan (the "Variable Term Loan") and a $25 million revolving credit facility (the "Revolver"). The Variable Term Loan and Revolver were repaid in March 1998. As of December 31, 1997, $8 million was outstanding on the Revolver. Borrowings under the Variable Term Loan and Revolver (collectively, the "1995 Bank Credit Agreement") were used to replace the Company's 11% senior notes and to repurchase $5 million in principal amount of the Company's 9% Senior Subordinated Notes due 2003. A net extraordinary loss of $72,000 was recognized for the write-off of deferred financing costs and the gain associated with the repurchase of principal.

Both the Variable Term Loan and Revolver calculated interest at the Company's option at either Alternate Base Rate (8.5% as of December 31, 1997) or Eurodollar Rate (5.9% as of December 31, 1997) plus 1.00%. A commitment fee of 0.25% was charged on the average daily unused portion of the Revolver.
Interest rates on the 1995 Bank Credit Agreement were subject to change, depending on the ratio of total debt to cash flow, as defined, at the end of each calendar quarter. The interest rates was adjusted quarterly for Alternate Base Rate borrowings from a maximum of Alternate Base Rate plus .25% to a minimum of Alternate Base Rate and for Eurodollar borrowings from a maximum of Eurodollar Rate plus 1.50% to a minimum of Eurodollar Rate plus .50%, according to a grid of permitted debt to cash flow ratios. Interest on the 1995 Bank Credit Agreement was due on the last day of each calendar quarter for amounts borrowed at the Alternate Base Rate or at the end of each applicable interest period for amounts borrowed at the Eurodollar Rate. For interest periods exceeding three months, related interest expense was due on the last day of each calendar quarter.

Borrowings under the 1995 Bank Credit Agreement were secured by pledges of the stock of San Antonio Coke.

The Company's credit agreements contained several restrictive covenants, the most significant of which: required maintenance of minimum ratio of cash flow to interest expense and fixed charges, as defined; limited the ratio of debt to cash flow, as defined; and restricted the issuance of additional common stock. The 1995 Bank Credit Agreement did permit the payment of dividends and other distributions to shareholders as permitted by the indenture governing the 9% Notes due 2003, so long as no event of default existed.

Interest expense was approximately $20,834,000, $18,578,000, and $18,369,000 in 1995, 1996, and 1997.

3.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following methods and assumptions were used to value each class of financial instruments.

CASH AND CASH EQUIVALENTS

The carrying amount approximates fair value because of the short-term maturity of these instruments.

LONG-TERM DEBT

Management believes the Revolver is stated at fair value due to the short-term nature of this instrument.

The Variable Term Loan is stated at fair value due to its variable interest rate.

Management estimates that the fair value of its 9% Notes as of December 31, 1997, was approximately $128 million based on publicly quoted prices.

4.  DISCLOSURES ABOUT DERIVATIVE FINANCIAL INSTRUMENTS:

In connection with the 1995 Bank Credit Agreement, the Company entered into an interest rate cap agreement with a bank which caps the three-month LIBOR rate at 9% on a notional principal amount of $50 million for four years. The Company has no interest rate exposure under the agreement other than the initial purchase cost of $0.5 million.

5.    LEASES:

Total lease expense for the years ended December 31, 1995, 1996, and 1997 was approximately $2,028,000, $1,583,000, and $1,485,000, respectively. Certain lease agreements contain renewal clauses at the original rates or purchase options at fair market value. Minimum future lease payments, relating principally to vehicles and data processing equipment, under noncancelable operating leases for the next five years, are (in thousands):

               1998                             $1,191
               1999                              1,070
               2000                                782
               2001                                603
               2002                                430
               Thereafter                          331
                                                ------
                    Total                       $4,407
                                                ------
                                                ------

6.    INCOME TAXES:

The Company's net deferred tax asset and liability as of December 31, 1996 and 1997, are as follows (in thousands):

                                                1996       1997
                                               -------   -------
       Deferred tax assets:
         Net operating loss carryforwards      $55,020   $50,295
         Postretirement benefit obligation       2,170     2,141
         Deferred employee benefits              1,222     1,342
         Other deferred tax assets               1,386     1,579
                                               -------   -------
                                                59,798    55,357

       Deferred tax liabilities:
         Tax over book depreciation and
          amortization                          49,758    48,927
         Other deferred tax liabilities             40        40
                                               -------   -------
                                                49,798    48,967
                                               -------   -------
       Net deferred tax asset                  $10,000   $ 6,390
                                               -------   -------
                                               -------   -------

The Company had net operating loss carryforwards of approximately $157.2 million and $143.7 million at December 31, 1996 and 1997, respectively. These carryforwards will expire as follows:

               2002                           $ 10,400
               2003                             26,700
               2004                             23,700
               2005                             19,900
               2006                             19,900
               2007                             13,800
               2008                             20,400
               2009                              3,500
               2010                              5,400
                                              --------
                                              $143,700
                                              --------
                                              --------

The Company's benefit (provision) for income taxes, including the benefit from the extraordinary item, for the periods ended December 31, 1995, 1996, and 1997 is as follows (in thousands):

                                        1995          1996           1997
                                       ------        -------        -------
 Current                               $ (125)       $  (171)       $  (280)
 Deferred                               12,800        (2,800)        (3,610)
                                       -------       -------        -------
   Total benefit (provision) for
    income taxes                       $12,675       $(2,971)       $(3,890)
                                       -------       -------        -------
                                       -------       -------        -------

Reconciliation between the actual benefit (provision) for income taxes and income taxes computed by applying the federal statutory rate to income before taxes and extraordinary item is as follows (in thousands):

                                        1995          1996           1997
                                       -------       -------        -------
 Income tax (provision) computed at
  the statutory rate                   $(5,559)      $(6,392)       $(3,793)
 Reduction in valuation allowance       18,523         3,652            -
 Amortization of goodwill                 (224)         (224)          (224)
 Other                                     (65)           (7)           127
                                       -------       -------        -------
                                       $12,675       $(2,971)       $(3,890)
                                       -------       -------        -------
                                       -------       -------        -------

7.    COMMITMENTS, CONTINGENCIES, AND RELATED PARTIES:

The Company paid $700,000 annually in 1995, 1996, and 1997 to The Coca-Cola Bottling Group (Southwest), Inc. ("CCB Group"), holder of the Company's Class A common stock, under a management agreement. The agreement is for a period of one year and is renewable automatically. The Company also had sales of approximately $4,468,000, $14,960,000, and $13,428,000 and purchases of approximately $1,657,000, $12,704,000, and $14,857,000 in 1995, 1996, and 1997,
respectively with a subsidiary of CCB Group.

An officer of the Company serves on the Board of Directors of Western Container Corporation ("Western"), a plastic bottle manufacturing cooperative. The Company had purchases of $14,477,000, $12,675,260, and $11,224,000 from Western in 1995, 1996, and 1997, respectively. The Company has a minimum purchase agreement with Western through 1998. The Company has met its purchase requirements in 1997 and expects to continue to meet these requirements in the future.

On September 9, 1996, the Federal Trade Commission ("FTC") issued an order dismissing the complaint filed by the FTC in 1988 against San Antonio Coke, bringing to an end the FTC's efforts to force the divestiture of Dr Pepper licenses for San Antonio Coke for a ten-county area around and including San Antonio, Texas.

The Company is self-insured for portions of its casualty insurance, product liability, and certain other business risks up to limits of between $25,000 and $250,000. Management provides for all material open claims plus an estimate for incurred but not reported claims related to these uninsured risks.

In conjunction with certain insurance policies, the Company has established irrevocable and unconditional letters of credit, expiring March 22, 1998, August 1, 1998, and February 1, 1999, for $1,515,000, $350,000, and $200,000 in
favor of two insurance companies. The letters of credit protect the insurance companies in case of nonperformance by San Antonio Coke. The letters of credit were not used as of December 31, 1997, and management does not expect to use the letters of credit through expiration.

The Company also becomes involved in certain legal proceedings in the normal course of business. Management believes that the outcome of such litigation will not materially affect the Company's consolidated financial position or results of operations.

8.    COMPENSATION AND BENEFIT PLANS:

401(k) PLAN

Through June 30, 1996, San Antonio Coke had a voluntary 401(k) plan (the "San Antonio 401(k) Plan") available to substantially all full-time employees with over one year of service. Employees could deposit up to 15% of total compensation, tax deferred in the San Antonio 401(k) Plan on an annual basis. Through June 30, 1996, the San Antonio Coke contributions to the San Antonio 401(k) Plan were at the discretion of the Board of Directors and were limited to 50% of the employees' contributions up to 5% of total compensation.

Effective June 30, 1996, the San Antonio 401(k) Plan merged with the CCB Group 401(k) plan (the "401(k) Plan"). The 401(k) Plan allows employees to contribute up to 15% of their annual compensation to the plan and provides for the Company to match contributions up to 100% of the employees' contributions up to 4% of total compensation.

San Antonio Coke's contributions to the San Antonio 401(k) Plan and the 401(k) Plan in 1995, 1996, and 1997 included in the consolidated statements of income, were approximately $355,000, $588,000, and $841,000, respectively.

PENSION PLAN

Prior to January 1, 1997, San Antonio Coke had a defined benefit pension plan covering substantially all full-time employees with over one year of service. Effective December 31, 1996, the San Antonio Coke defined benefit plan merged with the CCB Group defined benefit plan. Benefits attributed to service as an employee of San Antonio Coke after December 31, 1996, will be determined by using the benefit formula of the CCB Group plan (which is 38% higher than the formula under the old San Antonio Coke plan), then added to the frozen benefit for 1996 and prior years to calculate the total benefit to be paid to the participant. Only the pension liability and the net periodic pension cost attributable to San Antonio Coke have been presented below.

The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at December 31, 1996 and 1997 (in thousands):

                                                          1996           1997
                                                        --------       --------
 Accumulated benefit obligation-
   Vested benefits                                      $(10,690)      $(10,950)
   Nonvested benefits                                       (141)          (388)
                                                        --------       --------
                                                         (10,831)       (11,338)

 Effect of projected future compensation levels           (1,911)        (1,607)
                                                        --------       --------
 Projected benefit obligation                            (12,742)       (12,945)
 Plan assets at fair value                                13,183         14,624
                                                        --------       --------
 Plan assets in excess of projected
  benefit obligation                                         441          1,679
 Unrecognized net gain being amortized                    (2,034)        (3,619)
 Unrecognized prior service cost                             325            297
 Unrecognized net asset at January 1, 1987,
  being amortized over 17 years                             (275)          (236)
                                                        --------       --------
 Pension liability                                      $ (1,543)      $ (1,879)
                                                        --------       --------
                                                        --------       --------

Net periodic pension cost for 1995, 1996, and 1997 includes the following components (in thousands):

                                                    1995       1996       1997
                                                   ------     ------     ------
 Service cost - benefits earned                    $  358     $  434     $  631
 Interest cost on projected benefit obligation        780        843        819
 Actual return on plan assets                      (1,766)    (1,547)    (2,072)
 Net amortization and deferral                        963        532        958
                                                   ------     ------     ------
 Net periodic pension cost                         $  335     $  262     $  336
                                                   ------     ------     ------
                                                   ------     ------     ------

The discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 7.25% and 5% in 1995, 1996 and 1997. The expected long-term rate of return on assets was 8.5% in 1995, 1996, and 1997. The plan assets consist primarily of money market investments, stocks, bonds, and an insurance company's general and growth equity accounts.

POSTRETIREMENT BENEFIT OBLIGATION

In addition to providing pension benefits, San Antonio Coke sponsors a postretirement healthcare plan that is limited to the following three groups:
(1) participants in the plan as of January 1, 1992, (2) employees having 20 years of service as of January 1, 1992, or (3) employees who were at least age 55 with five years of service as of January 1, 1992. Active employees in groups 2 or 3 are only eligible to receive benefits if they retire on or after their normal retirement age. The plan pays stated percentages of most necessary medical expenses incurred after subtracting payments by Medicare where applicable and after a stated deductible has been met. The plan is contributory, and the Company does not fund this plan.

The following table shows the components of the accrued postretirement healthcare cost liability as reflected on the consolidated balance sheet at December 31, 1996 and 1997 (in thousands):

                                                         1996    1997
                                                        ------  ------
     Retirees                                           $3,224  $3,306
     Other active participants                           1,040   1,067
     Other fully eligible participants                     144     148
     Unrecognized actuarial gain                         1,749   1,596
                                                        ------  ------
     Accrued postretirement healthcare cost liability   $6,157  $6,117
                                                        ------  ------
                                                        ------  ------

Net postretirement benefit cost included the following components in 1995, 1996, and 1997 (in thousands):

                                                   1995     1996     1997
                                                   ----     ----     -----
 Service cost - benefits attributed to service
  during the period                                $ 69     $ 58     $  49
 Interest cost on accumulated postretirement
  benefit obligation                                393      343       313
 Amortization of unrecognized actuarial gain        (44)     (82)     (153)
                                                   ----     ----     -----
 Total postretirement benefit cost                 $418     $319     $ 209
                                                   ----     ----     -----
                                                   ----     ----     -----

The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.25% in 1995, 1996, and 1997. For measurement purposes, a 10% annual rate of increase in the per capita cost of covered healthcare claims was assumed for 1997; the rate was assumed to ratably decrease 1% each year to 5% in 2003 and remain level thereafter. The effect of increasing the assumed healthcare cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $340,000 and the aggregate of the service and interest cost components of net postretirement healthcare cost for the 1997 fiscal year by $32,000.

NONSTATUTORY STOCK OPTION/STOCK APPRECIATION RIGHTS PLAN

The Company has a Nonstatutory Stock Option/Stock Appreciation Rights Plan (the "Stock Plan"). The Stock Plan allows the Company to grant stock options for Class A common stock to key officers and employees based on fair market value, as defined, at the date of grant. The Company issues a stock appreciation right corresponding to the excess of fair market value, as defined, over the option price for each specific stock option granted. In 1995, 1996, and 1997, no stock options or stock appreciation rights were issued by the Company. As of December 31, 1997, all outstanding stock appreciation rights (covering 11,160 shares) were vested at an option price of $40.90 per share and were exercisable.

MANAGEMENT INCENTIVE PLAN

Effective January 1, 1997, the Company amended its long-term management incentive agreements (the "old agreements") with certain of its key officers and managers in effect since January 1, 1994. The amendments shortened the length of the old agreements from five years to three years, eliminated cash flow goals for the fourth and fifth years, changed the basis of a lump-sum end payment from a five-year operating cash flow goal to a three-year operating cash flow goal, and provided a schedule for remaining payments under the plan. Expense for the old agreements included in the consolidated statements of income was $650,000 in 1995, $700,000 in 1996, and $700,000 in 1997.

Effective January 1, 1997, the Company entered into new long-term management incentive agreements (the "new agreements") with certain of its key officers and managers. Under the new agreements, a lump-sum payment is made based upon the attainment of a cumulative, three-year operating cash flow goal for the combined operations of Southwest Coke and TBG. No expense for the new agreements is included in the consolidated statements of income for any year presented.

OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

The Company does not provide any postretirement or postemployment benefits other than the plans discussed above and, therefore, no additional liability has been recorded.

9.    MAJOR CUSTOMER:

The Company had one major customer in 1995, 1996, and 1997, which accounted for approximately 28%, 24%, and 21% of net revenues.

10.  ALLOWANCE FOR DOUBTFUL ACCOUNTS:

As of December 31, 1995, 1996, and 1997 the balance for allowance for doubtful accounts was $515,000, $544,000, and $601,000, respectively. The activity for this account for the three years ended December 31, 1997, was as follows (in thousands):

               Balance at             Write-offs,  Balance
               Beginning  Charged to    Net of      at End
        Year    of Year     Expense   Recoveries   of Year
        ----   ---------  ----------  -----------  -------
        1995     $425        $240       $(150)       $515
        1996      515         240        (211)        544
        1997      544         301        (244)        601

                              FINANCIAL STATEMENTS

                   Texas Bottling Group, Inc. and Subsidiary
                              Financial Information
                 for the quarters ended March 31, 1998 and 1997

                                     PART 1
                              FINANCIAL INFORMATION

ITEMS 1:  FINANCIAL STATEMENTS

                  TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

      CONSOLIDATED BALANCE SHEETS - MARCH 31, 1998 AND DECEMBER 31, 1997
                   (Amounts in Thousands Except Share Data)

                       ASSETS                                     March 31, 1998    December 31, 1997
                                                                  --------------    -----------------
CURRENT ASSETS:
   Cash and cash equivalents                                         $  1,277           $    475
   Receivables-
      Trade accounts, net of allowance for doubtful
         accounts of $453 as of March 31, 1998 and
          $601 as of December 31, 1997                                  20,210            20,615
      Other                                                              4,098             3,097
                                                                      --------          --------
         Total receivables, net                                         24,308            23,712

   Inventories                                                          10,197             9,904
   Prepaid expenses and other                                            2,178             1,840
   Deferred tax asset                                                    5,653             8,457
                                                                      --------          --------
         Total current assets                                           43,613            44,388
                                                                      --------          --------

PROPERTY PLANT & EQUIPMENT:
   Land                                                                  4,751             4,751
   Buildings and improvements                                           20,439            20,429
   Machinery and equipment                                              17,320            17,164
   Vehicles                                                             18,641            18,641
   Vending equipment                                                    35,518            33,578
   Furniture and fixtures                                                6,116             6,034
                                                                      --------          --------
                                                                       102,785           100,597

   Less- Accumulated depreciation                                      (59,376)          (57,287)
                                                                      --------          --------

         Property, plant, and equipment, net                            43,409            43,310
                                                                      --------          --------

OTHER ASSETS:
   Franchise rights, net of accumulated amortization
      of $40,694 as of March 31, 1998 and $39,783
      as of December 31, 1997                                          104,807           105,718
   Goodwill, net of accumulated amortization of $19,615
      as of March 31, 1998 and $19,183 as of December 31, 1997          49,517            49,949
                                                                      --------          --------
         Franchise rights and goodwill                                 154,324           155,667
   Deferred financing costs and other assets, net of accumulated amortization of $1,851 as of March 31, 1998 and $2,670
      as of December 31, 1997                                            7,023             7,066
   Deferred tax asset                                                    1,434                 -
                                                                      --------          --------

         Total other assets                                            162,781           162,733
                                                                      --------          --------

         Total assets                                                 $249,803          $250,431
                                                                      --------          --------
                                                                      --------          --------

The accompanying notes are an integral part of these consolidated balance sheets.

                    TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

          CONSOLIDATED BALANCE SHEETS - MARCH 31, 1998 AND DECEMBER 31, 1997
                     (Amounts in Thousands Except Share Data)

            LIABILITIES AND STOCKHOLDERS' EQUITY                  March 31, 1998  December 31, 1997
                                                                  --------------  -----------------
CURRENT LIABILITIES:
   Accounts payable                                                  $ 11,774          $ 15,612
   Accrued payroll                                                      1,035               845
   Accrued insurance                                                    2,649             2,557
   Accrued interest                                                     3,674             1,383
   Contribution to employees' benefit plans                             2,146             2,026
   Current maturities of long-term debt                                   752               737
                                                                     --------          --------

         Total current liabilities                                     22,030            23,160
                                                                     --------          --------

LONG-TERM DEBT, net of current maturities                             219,636           214,867

OTHER LIABILITIES                                                       2,157             3,005

DEFERRED TAX LIABILITY                                                      -             2,067

POST RETIREMENT BENEFIT OBLIGATION                                      6,110             6,117

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock Class A, $2 par value; 1,100,249 shares
      authorized; 541,916 issued and outstanding as of
      March 31, 1998 and December 31, 1997                              1,084             1,084
   Common stock Class B, $2 par value; 228,357 shares
      authorized, issued and outstanding as of March 31, 1998 and
      December 31, 1997 (convertible to 558,332 shares of Class A)        457               457
   Additional paid-in capital                                          43,459            43,459
   Retained deficit                                                   (45,130)          (43,785)
                                                                     --------          --------

         Total stockholders' equity                                      (130)            1,215
                                                                     --------          --------

         Total liabilities and stockholders' equity                  $249,803          $250,431
                                                                     --------          --------
                                                                     --------          --------





The accompanying notes are an integral part of these consolidated balance sheets.

                  TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF INCOME

          FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1997
                            (Amounts in Thousands)

                                                                        1998           1997
                                                                       -------        -------
NET REVENUES                                                           $52,662        $48,847

COSTS AND EXPENSES:
   Cost of goods sold (exclusive of depreciation                        28,746         25,327
    shown below)
   Selling, general and administrative                                  15,320         14,180
   Depreciation and amortization                                         3,695          3,446
                                                                       -------        -------
                                                                        47,761         42,953
                                                                       -------        -------

         Operating income                                                4,901          5,894

INTEREST:
   Interest on debt                                                     (4,499)        (4,385)
   Deferred financing costs                                               (145)          (143)
   Interest income                                                          11             23
                                                                       -------        -------
                                                                        (4,633)        (4,505)
                                                                       -------        -------

OTHER INCOME, net                                                          -0-            -0-
                                                                       -------        -------

         Income before taxes and extraordinary item                        268          1,393

PROVISION FOR INCOME TAXES                                                (143)          (537)
                                                                       -------        -------

         Income before extraordinary item                                  125            856
                                                                       -------        -------

EXTRAORDINARY LOSS, net of income tax benefit of
   $790 in 1998                                                         (1,470)             -
                                                                       -------        -------

         Net income (loss)                                             $(1,345)       $   856
                                                                       -------        -------
                                                                       -------        -------

The accompanying notes are an integral part of these consolidated statements.

                  TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

          FOR THE THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1997
                            (Amounts in Thousands)

                                                                       1998             1997
                                                                     ---------        -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                        $  (1,345)       $   856
   Adjustments to reconcile net income to net
     cash provided by operating activities -
      Extraordinary item                                                 2,260             -
      Depreciation and amortization                                      3,695          3,446
      Deferred tax provision (benefit)                                    (697)           486
      Amortization of deferred financing costs                             145            143
      Deferred compensation                                                115            333
      Change in assets and liabilities:
         Receivables                                                      (596)         1,930
         Inventories                                                      (293)          (873)
         Prepaid expenses                                                 (338)          (421)
         Accounts payable                                               (3,698)          (861)
         Accrued expenses                                                2,383          2,404
         Contribution to employees' benefit plans                            5            119
         Taxes payable                                                      50           (125)
         Other liabilities                                                (848)            -
         Postretirement benefit obligation                                  (7)           (13)
                                                                     ---------        -------

             Net cash provided by operating activities                     831          7,424
                                                                     ---------        -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, plant, and equipment                          (2,284)        (4,704)
   Other noncurrent assets acquired                                       (400)         ( 590)
                                                                     ---------        -------

             Net cash used by investing activities                      (2,684)        (5,294)
                                                                     ---------        -------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings under revolving credit facility                           -           5,500
   Payments on long-term debt                                             (179)        (3,750)
   Proceeds from issuance of long-term debt, net                       116,517             -
   Retirements of long-term debt                                      (112,738)            -
   Premium payments to repurchase debt                                    (945)            -
                                                                     ---------        -------

             Net cash provided by financing activities                   2,655          1,750
                                                                     ---------        -------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                  802          3,880

CASH AND CASH EQUIVALENTS, beginning of period                             475            636
                                                                     ---------        -------

CASH AND CASH EQUIVALENTS, end of period                             $   1,277        $ 4,516
                                                                     ---------        -------
                                                                     ---------        -------

The accompanying notes are an integral part of these consolidated statements.

                     TEXAS BOTTLING GROUP, INC. AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  MARCH  31, 1998

(1)  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements of Texas Bottling Group, Inc., a Nevada corporation, ("TBG" or "the Company") and its wholly owned subsidiary have been prepared in accordance with generally accepted accounting principles for interim financial information and reflect, in the opinion of management, all adjustments, which are normal and recurring in nature, necessary for fair presentation of financial position, results of operations, and changes in cash flow at March 31, 1998 and for all periods presented. These interim financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company's audited financial statements included in Form 10-K for the year ended December 31, 1997. The results of operations for the period ended March 31, 1998 are not necessarily indicative of results to be expected for the entire year ending December 31, 1998.

(2)  INVENTORIES

     Inventories consist of the following (in thousands):

                                        Mar. 31,         Dec. 31,
                                          1998             1997
                                        -------          -------
Raw materials                           $ 3,700           $3,597
Finished goods                            4,553            4,852
Repair parts and supplies                 1,944            1,455
                                        -------          -------
                                        $10,197           $9,904
                                        -------          -------
                                        -------          -------

(3)  INCOME TAXES

     The Company's (benefit) provision for income taxes for the periods ended March 31, 1998 and 1997, is as follows (in thousands):

                                     1998             1997
                                    -----             ----
               Current              $  50             $ 51
               Deferred              (697)             486
                                    -----             ----
                                    $(647)            $537
                                    -----             ----
                                    -----             ----

(4)  DEBT

     On March 11, 1998, the Company entered into a new credit agreement (the "1998 Bank Credit Agreement") with a group of banks. The 1998 Bank Credit Agreement provides the Company a revolving credit facility (the "1998 Revolver") under which the Company may borrow up to $230 million. As required by the 1998 Bank Credit Agreement, the proceeds of the 1998 Revolver shall be used to refinance existing indebtedness or as allowed under the new credit agreement.

     Interest rates and commitment fees on the 1998 Revolver are subject to change within a range, depending on the ratio of total debt to earnings, as defined, at the end of each calendar quarter. The 1998 Revolver shall bear interest at a rate equal to either LIBOR plus 0.375% to 1.0% or the Alternate Base Rate, as defined. Interest payments are payable quarterly or as defined on the 1998 Revolver. The Company must pay a commitment fee of 0.18% to 0.275% of the average daily unused committed amount of the 1998 Revolver. Additionally, the Company paid an underwriting fee equal to 0.5% of the entire amount of the 1998 Bank Credit Agreement at closing. This fee was approximately $1.15 million and will be amortized over the life of the 1998 Bank Credit Agreement.

     Under the 1998 Bank Credit Agreement, the group of banks received a first priority perfected security interest in all of the existing and future capital stock of Coca-Cola Bottling Company of the Southwest and its subsidiaries. Upon the fourth consecutive fiscal quarterly determination of total debt to earnings, as defined, of not greater than 4.5 to 1, the Company may elect to terminate the security interest in the stock.

     The 1998 Bank Credit Agreement is subject to certain restrictive covenants that among other restrictions require maintenance of minimum ratios of debt to earnings, as defined, maintenance of earnings to fixed charges, as defined, and limitations of capital expenditures. The 1998 Bank Credit Agreement permits the payment of dividends and other distributions to shareholders so long as no default exists.

     In March 1998, the Company used proceeds from the 1998 Bank Credit Agreement to repay amounts outstanding related to its existing credit facility with a group of banks and other debt, as well as purchases of its 9% Senior Subordinated Notes (the "9% Notes") on the open market. This resulted in an after-tax loss that was recorded as an extraordinary item in the financial results for the period ended March 31, 1998. The extraordinary charge included all remaining unamortized costs including the cost of an interest rate cap purchased in 1995 (approximately $1.1 million) associated with the existing credit facility and premiums paid in connection with the open market purchase of $21 million in face value of the 9% Notes, (approximately $.9 million) have been recorded net of income tax benefit as an extraordinary loss in 1998.

(5)  COMMITMENTS AND CONTINGENCIES

     The Company paid $175,000 for the periods ended March 31, 1998 and 1997 to The Coca-Cola Bottling Group (Southwest), Inc. ("CCBG"), holder of the Company's Class A common stock, under a management agreement. The agreement is for a period of one year and is renewable annually. The Company also had sales of approximately $2,905,000 and $3,003,000 and purchases of approximately $2,890,000 and $2,166,000 with a subsidiary of CCBG for the periods ended March 31, 1998 and 1997 respectively.

     An officer of the Company serves on the Board of Directors of Western Container Corporation, a plastic bottle manufacturing cooperative. The Company had purchases of $2,717,000 and $2,774,000 from Western Container for the periods ended March 31, 1998 and 1997.

(6) SUBSEQUENT EVENT:

     On April 3, 1998 the Company, CCBG Corporation (parent of The Coca-Cola Bottling Group (Southwest), Inc.), and The Prudential Insurance Company of America entered into a letter of intent with Coca-Cola Enterprises Inc. whereby the Company would be acquired through a merger. The acquisition is pending execution of a definitive agreement and review of the premerger notification and reports filed with the Federal Trade Commission.

                         PRO FORMA FINANCIAL STATEMENTS

                 The Coca-Cola Bottling Group (Southwest), Inc.
               Pro Forma Combined Condensed Financial Information
           for the quarters ended March 31, 1998 and 1997 (unaudited)

                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.



INTRODUCTORY INFORMATION

The following unaudited pro forma combined condensed financial information sets forth the combined results of operations and financial position of The Coca-Cola Bottling Group (Southwest), Inc. (the "Company") and Texas Bottling Group, Inc. ("TBG") assuming the Company purchased TBG based on the information set forth in the following Notes to Unaudited Pro Forma Combined Condensed Financial Information.

Acquisition

On June 5, 1998, Coca-Cola Enterprises Inc. ("CCE") became the holder of all of the issued and outstanding stock of the Company. This was accomplished by a merger of a wholly owned subsidiary of CCE into the Company's parent corporation, followed by the merger of the Company's parent corporation into CCE. Following this acquisition, the Company acquired 51% ownership of TBG making TBG a wholly owned subsidiary of the Company. The purchase price for the acquisition by the Company of the remaining 51% ownership of TBG was approximately $167 million. Shareholders of TBG received common stock of CCE in exchange for their shares.

Prior to the acquisition, the Company owned shares of common stock of TBG representing 49% ownership in TBG. The Company previously accounted for its investment in TBG under the equity method. TBG, through its wholly owned subsidiary, Coca-Cola Bottling Company of the Southwest, primarily bottles and distributes soft drinks in its franchise territories in central and southern Texas, including the cities of San Antonio and Corpus Christi.

The purchase method of accounting has been used for the Company's acquisition of TBG and, accordingly, the results of operations of TBG are included in the Company's consolidated statement of operations beginning with the date of acquisition. Management has determined any adjustments to the Company's historical basis of accounting to reflect CCE's purchase of the Company are not appropriate because of the existence of the Company's outstanding public debt.

These pro forma financial statements are based on the historical financial information of the Company and TBG adjusted for the pro forma adjustments described in the attached notes to unaudited pro forma combined condensed financial information. The pro forma adjustments are based on preliminary estimates of the fair value of assets and liabilities of TBG, which may require further adjustment when additional information is obtained as of the acquisition date and during the one year period subsequent to acquisition. Any reallocation of the purchase price based on final valuations of assets and liabilities should not differ significantly from the original estimates and should not have a material impact on the pro forma financial statements.

                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.

The following unaudited pro forma financial information should be read in conjunction with the Company's audited and unaudited financial statements, including the notes thereto, contained in: (i) The Coca-Cola Bottling Group (Southwest), Inc. Annual Report on Form 10-K for the year ended December 31, 1997 and (ii) The Coca-Cola Bottling Group (Southwest), Inc. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998. The unaudited pro forma combined condensed statements of operations for the quarter ended March 31, 1998 and for the year ended December 31, 1997 present the combined operating results of the Company and TBG as if the acquisition described above had occurred at the beginning of 1997. The unaudited pro forma combined condensed balance sheet as of March 31, 1998 presents the financial position of the Company and TBG as if the acquisition had occurred on March 31, 1998.

The pro forma financial information is presented for illustrative purposes only as prepared under guidelines of the Securities and Exchange Commission and is not intended to be indicative of the operating results that would have occurred if the acquisition had been consummated in accordance with the assumptions set forth below, nor is it intended to be a forecast of future operating results or financial position.

                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED MARCH 31, 1998
                           (UNAUDITED; IN THOUSANDS)


                                                           CCBG          TEXAS BOTTLING          PRO                PRO
                                                         SOUTHWEST           GROUP              FORMA              FORMA
                                                       (HISTORICAL)       (HISTORICAL)       ADJUSTMENTS          COMBINED
                                                      -------------      --------------     -------------       ------------
NET OPERATING REVENUES...............................   $   60,055         $   52,662        $    (5,795)  (A)    $  106,922
Cost of sales........................................       29,627             28,746             (5,795)  (A)        52,578
                                                        ----------         ----------         ----------         ----------

GROSS PROFIT.........................................       30,428             23,916                  -             54,344
Selling, general, and administrative expenses........       24,975             19,015              2,029   (B)       46,019
                                                        ----------         ----------         ----------         ----------

OPERATING INCOME (LOSS)..............................        5,453              4,901             (2,029)             8,325
Interest expense, net................................        4,942              4,633                  -              9,575
Equity in loss of unconsolidated subsidiary..........          662                  -               (662)  (C)            -
                                                        ----------         ----------         ----------         ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES......................................         (151)               268             (1,367)            (1,250)
Income tax expense (benefit).........................          (64)               143               (771)  (D)          692
                                                        ----------         ----------         ----------         ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS.............          (87)               125               (596)              (558)
Loss from extraordinary item, net of income tax
   benefit...........................................         (792)            (1,470)                 -             (2,262)
                                                        ----------         ----------         ----------         ----------

NET LOSS.............................................   $     (879)        $   (1,345)        $     (596)        $   (2,820)
                                                        ==========         ==========         ==========         ==========








The Introductory Information contained on page PF-1 and the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information are an integral part of these statements. Pro forma combined information should not be construed to be forecasts of future operating results.

                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.
              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                           (UNAUDITED; IN THOUSANDS)


                                                           CCBG          TEXAS BOTTLING         PRO               PRO
                                                        SOUTHWEST            GROUP             FORMA             FORMA
                                                       (HISTORICAL)       (HISTORICAL)      ADJUSTMENTS         COMBINED
                                                      --------------    ----------------   ---------------   -------------
NET OPERATING REVENUES...............................   $  244,964         $  217,508        $  (28,285)(A)    $  434,187
Cost of sales........................................      126,429            116,258           (28,285)(A)       214,402
                                                        ----------         ----------        ----------        ----------

GROSS PROFIT.........................................      118,535            101,250                             219,785
Selling, general, and administrative expenses........       90,440             72,284             8,119 (B)       170,843
                                                        ----------         ----------        ----------        ----------

OPERATING INCOME (LOSS)..............................       28,095             28,966            (8,119)           48,942
Interest expense, net................................       20,968             18,304                 -            39,272
Other nonoperating income, net.......................            -               (174)                -              (174)
Equity in earnings of unconsolidated subsidiary......       (3,379)                 -             3,379 (C)             -
                                                        ----------         ----------        ----------        ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
   INCOME TAXES......................................       10,506             10,836           (11,498)            9,844
Income tax expense (benefit).........................        2,110              3,890            (3,085)(D)         2,915
                                                        ----------         ----------        ----------        ----------

INCOME (LOSS) FROM CONTINUING OPERATIONS ............        8,396              6,946            (8,413)            6,929
Loss from discontinued operations, net of income tax
   benefit...........................................         (869)                 -                 -              (869)
Loss on disposal of discontinued operations, net of
   income tax benefit................................         (939)                 -                 -              (939)
                                                        ----------         ----------        ----------        ----------

NET INCOME (LOSS)....................................   $    6,588         $    6,946        $   (8,413)       $    5,121
                                                        ==========         ==========        ==========        ==========







The Introductory Information contained on page PF-1 and the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information are an integral part of these statements. Pro forma combined information should not be construed to be forecasts of future operating results.

                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1998
                            (UNAUDITED; IN THOUSANDS)


                                                                     CCBG         TEXAS BOTTLING        PRO             PRO
                                                                  SOUTHWEST            GROUP           FORMA           FORMA
                                                                 (HISTORICAL)      (HISTORICAL)     ADJUSTMENTS      COMBINED
                                                                --------------    --------------   -------------    -----------
                            ASSETS
CURRENT
   Cash and cash investments, at cost approximating market.....  $    3,448        $     1,277       $        -      $    4,725
   Trade accounts receivable, net..............................      15,153             20,210                -          35,363
   Inventories.................................................      10,826             10,197                -          21,023
   Prepaid expenses and other assets...........................      10,885              6,276                -          17,161
   Deferred tax asset..........................................       1,260              5,653                -           6,913
                                                                 ----------        -----------       ----------      ----------
       Total Current Assets....................................      41,572             43,613                -          85,185

PROPERTY, PLANT, AND EQUIPMENT, NET............................      51,229             43,409                -          94,638
FRANCHISES AND OTHER NONCURRENT ASSETS, NET....................     136,421            162,781          381,541 (F)     680,743
                                                                 ----------        -----------       ----------      ----------
                                                                 $  229,222        $   249,803       $  381,541      $  860,566
                                                                 ==========        ===========       ==========      ==========

             LIABILITIES AND SHARE-OWNERS' EQUITY

CURRENT
   Accounts payable and accrued expenses.......................  $   28,675        $    21,278       $   13,075 (F)  $   63,028
   Net liabilities of discontinued operations..................          17                  -                -              17
   Current portion of long-term debt...........................       1,309                752                -           2,061
                                                                 ----------        -----------       ----------      ----------
       Total Current Liabilities...............................      30,001             22,030           13,075          65,106

LONG-TERM DEBT, LESS CURRENT MATURITIES........................     253,231            219,636                -         472,867
OTHER LONG-TERM LIABILITIES....................................       8,908              8,267          200,963 (F)     218,138
SHARE-OWNERS' EQUITY
   Common stock................................................          10              1,541           (1,541)(E)          10
   Additional paid-in capital..................................      26,223             43,459          123,914 (E)     193,596
   Retained deficit............................................     (89,151)           (45,130)          45,130 (E)     (89,151)
                                                                 ----------        -----------       ----------      ----------
       Total Share-Owners' Equity..............................     (62,918)              (130)         167,503         104,455
                                                                 ----------        -----------       ----------      ----------
                                                                 $  229,222        $   249,803       $  381,541      $  860,566
                                                                 ==========        ===========       ==========      ==========


The Introductory Information contained on page PF-1 and the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information are an integral part of these statements.

                 THE COCA-COLA BOTTLING GROUP (SOUTHWEST), INC.
                 NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL INFORMATION

The historical information for each company reflected in the accompanying unaudited pro forma combined condensed financial statements have been determined using generally accepted accounting principles.

The following notes describe the pro forma adjustments necessary to reflect the effects of the Company's acquisition of TBG. Actual adjustments to account for the acquisition under the purchase method are dependent upon the final valuations of the various assets and liabilities of TBG.

NOTE A - Pro forma adjustment to "Net Operating Revenues" and "Cost of Sales" gives effect to the elimination of historical product sales between the Company and TBG.

NOTE B - Pro forma adjustment to "Selling, general, and administrative expenses" reflects amortization of the assigned value of the rights of TBG to market, produce and distribute beverage products in their franchise territories over 40 years.

NOTE C - Pro forma adjustment to "Equity in earnings of unconsolidated subsidiary" reflects the elimination of TBG's earnings recognized by the Company under the equity method of accounting prior to the acquisition.

NOTE D - Pro forma adjustment to "Income tax expense (benefit)" reflects the income tax attributes of the foregoing adjustments and the effect on the consolidated tax provision after inclusion of TBG.

NOTE E - Pro forma adjustments to eliminate TBG's equity accounts and reflect the increase in paid-in capital resulting from the parent company's contribution of its common stock.

NOTE F - The purchase method of accounting for acquisitions requires that the assets and liabilities of the acquired companies be adjusted to their estimated fair values. The following are the pro forma adjustments which reflect management's best estimate of the fair values of the assets and liabilities of TBG as of March 31, 1998 using information currently available.


                                                                               NET ASSETS
                                                                        ----------------------
                                                                          Increase (Decrease)
Amounts as reported by the acquired company..............................     $       (130)

Fair value adjustments:
   Franchise and other noncurrent assets................................           381,541
   Current liabilities..................................................           (13,075)
   Deferred income taxes................................................          (200,963)
                                                                              ------------
                                                                              $    167,373
                                                                              ============

                                  EXHIBIT INDEX


EXHIBIT NO.
----------
    2.1       Agreement of Merger dated June 5, 1998, by and among
              Coca-Cola Enterprises Inc., Texa-Cola Acquisition
              Company and CCBG Corporation.*

    2.2       Share Exchange Agreement dated June 5, 1998, by and among
              Coca-Cola Enterprises Inc., the Company and Texas Bottling
              Group, Inc.*
















--------

* An index of all exhibits to these Agreements are included in the Agreements immediately following the Agreements' Index of Defined Terms. The contents of the Disclosure Schedules to the Agreements are identified in the text, wherever reference is made to the Disclosure Schedules. Neither the exhibits nor the Disclosure Schedules are filed with this report, but a copy of any omitted exhibit or portion of the Disclosure Schedules will be furnished supplementally to the Commission upon its request.